This Agreement made as of the6th day of May, 1999.

BETWEEN:

LRS CAPITAL INC.
a corporation incorporated pursuant to
the laws of the State of Delaware
(herein called "LRS")

- and -

WOLFRANIUM CORPORATION INC,.
a corporation incorporated pursuant to
the laws of the state of Colorado, one of the United States of America
(herein called "Wolfranium")

         Whereas Wolfranium has represented to LRS that Wolfranium has information as to the location in the State of Nevada of lands in the Public Domain which have not yet been located or staked out and which are likely to contain high concentrations of minerals including without limiting the generality of the foregoing, tungsten;

         NOW THEREFORE THIS AGREEMENT WITNESSES, that in consideration of the respective covenants and agreements of the parties contained herein, the sum of ten dollars ($10.00) now paid by each party hereto to the other, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), is agreed as follows:

                           ARTICLE 1 - INTERPRETATION

         1.1      In this Agreement, unless the context otherwise requires:

         "Agreement" means this agreement, including all Schedules attached or to be attached, as amended from time to time in accordance with its terms;

         "Business Day" means every day except Saturday, Sunday or a day which is a statutory holiday under the laws of Canada or Ontario;

         "Encumbrance" means any mortgage, lien, pledge, charge, security interest, restriction, claim, encumbrance, right to use or acquire, ownership interest or demand of any nature whatsoever;

         "Mining Claim" means a parcel of land, including land under water, that has been staked and recorded;



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         "Net Smelter Royalty" means an amount equal to two (2%) percent of the actual proceeds of sale of Valuable Minerals derived from the development and production of Subject Mining Claims actually received in cash by LRS or its assignees from the sale thereof from a smelter or refinery after the deductions of smelting or refining charges including, without limitation after deduction of sampling, processing, umpiring and travel charges to deliver the Valuable Minerals to or form the smelter or refinery;

         "Quoted Price" means, as at any given time, the average price per ounce of gold as quoted on the London P.M. Fix for the preceding 30 market days, or in the case of silver, the trailing 30 market day average price as quoted by Handy and Harmon calculated from the date of final settlement from the smelter, refinery or other arm's length buyer of the gold and/or silver on which a Net Smelter Royalty is to be paid;

         "Subject Mining Claim" means a Mining Claim referred to in 2.1 of this Agreement or in Schedule "A" hereto;

         "Person" includes an individual, partnership, unincorporated association, organization, syndicate, corporation, trust and a trustee, executor, administrator or other legal or personal representative;

         "Valuable Minerals" means mines, ore, concentrates, bullion, minerals, including without limiting the generality of the foregoing, tungsten, gold, silver and all rare and precious metals and/or other products located in, on or under Subject Mining Claims;

         1.2      In this Agreement:

         1.       words denoting the singular include the plural and vice versa and words denoting any gender include both genders;
         2.       any reference to a statute shall be the statute in force on the date hereof unless otherwise expressly provided;
         3.       the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;
         4.       when calculating the period of time within which or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next Business Day;
         5. all dollar amounts are expressed in United States of America finds unless stated otherwise;

         1.3 Schedule "A" being a copy of a Quit Claim Deed from Platoro West, LLC in favor of Occidental Rand Corporation forms part of this Agreement.




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                                          ARTICLE 2 - COVENANTS OF WOLFRANIUM

         2.1 Within thirty (30) Business Days following the date of this Agreement, Wolfranium covenants and agrees that; as agent and trustee for LRS and in the name of LRS, Wolfranium shall locate, stake out and record (with due regard for all legal formalities) not more than forty (40) Mining Claims nor less than twenty (20) Mining Claims that Wolfranium acting reasonably, believes will contain high concentrations of tungsten.

         2.2 Wolfranium covenants and agrees to do all things reasonably required to cause such Mining Claims to be staked out and registered in the name of LRS and no others and to cause all legal steps required pursuant to the laws of Nevada and the United States of America to be taken for such Mining Claims to be filed, registered and recorded in all public records in the name of LRS, and no others as the sole and absolute owner thereof such that LRS shall be the sole and absolute owner of such Mining Claims and all Valuable Minerals therein free and clear of all Encumbrances.

         2.3 Notwithstanding 2.2, in the event that applicable local laws require that any person desiring to file, record or register a Mining Claim must hold a license or satisfy any other legal requirement in order to do so, all Mining Claims referred to in 2.1 shall be recorded in the name of Wolfranium as trustee for LRS and Wolfranium hereby declares itself to be a trustee for LRS in each and every such recorded Mining Claim and all Valuable Minerals therein.

         2.4.1 Immediately following completion of the obligations set forth in 2.1, Wolfranium shall provide IRS with the following:

         1. complete particulars as to the precise location of the Mining Claims so located, staked out and recorded;

         2. evidence, satisfactory to LRS and its counsel, acting reason have been compiled with and satisfied;

         3. if 2.3 is applicable, a declaration of trust, in form and substance satisfactory to LRS and its counsel acting reasonably, executed by Wolfranium verifying that Wolfranium holds all such Mining Claims and Valuable Minerals found therein in trust for LRS;

         2.4.2 Immediately following completion of the obligations set forth in 2.1, Wolfranium shall provide LRS, at the sole cost of LRS, such information and data in the possession or control of Wolfranium relating to the Subject Mining Claims as is requested by LRS, together with such documents in the possession or control of Wolfranium relating thereto (including without limiting the generality of the foregoing, all maps, file contents, geological, engineering, environmental and metallurgical data and information) as are specified by LRS.


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                          ARTICLE 3 - COVENANTS OF LRS

         3.1      LRS covenants and agrees as follows:

         1. to pay to Wolfranium the sum of $8,000.00 within five (5) Business Days following the execution and delivery of this Agreement;
         2. to pay the following amounts on or before the expiration of five (5) Business Days after each of the dates indicated:
         $10,000.00       first anniversary of the date of this Agreement
         $15,000.00       second anniversary of the date of this Agreement
         $15,000.00       third anniversary of the date of this Agreement
         $20,000.00       fourth anniversary of the date of this Agreement
         $20,000.00       fifth anniversary of the date of this Agreement

         3. to pay to Wolfranium the Net Smelter Royalty within ten (10) Business Days following receipt of any proceeds of sale of Valuable Minerals derived from Subject Mining Claims unless and until the payment referred to in
3.5 is made.

         3.2 In the event that LRS does not sell any portion of any gold or silver credited to its account from Subject Mining Claims within ninety (90) Business Days following the date on which such gold or silver is credited to LRS's account from Subject Mining Claims, for the purposes of 3.1.3, proceeds of sale of such gold and silver & calculated at the Quoted Price shall be deemed to have been received by LRS on the ninetieth (90th) Business Day following the date on which such gold or silver is credited to LRS's account from Subject Mining Claims.

         3.3 LRS shall reimburse Wolfranium for Wolfranium actual out of pocket costs of staking the Mining Claims referred to in 2.1 and attending to the filing and registration thereof in an amount not greater than $260.00 per Mining Claim.

         3.4 LRS covenants and agrees to issue the following common shares of LRS to Wolfranium on or before the dates indicated:

         10,000 shares      within one year following the date of this Agreement
         20,000 shares      first anniversary of the date of this Agreement
         20,000 shares      second anniversary of the date of this Agreement
         30,000 shares      third anniversary of the date of this Agreement
         40,000 shares      fourth anniversary of the date of this Agreement

upon execution and delivery of such share subscription documentation by Wolfranium as is customarily required and upon payment of a subscription price of $.0001 per share. The foregoing is based on the presumption that the initial issued shares of LRS will total 10,000,000. If the actual number of initial shares issued by Newco is greater than or less than 10,000,000 the number of shares for which Wolfranium may subscribe shall be increased or decreased accordingly. For greater certainty if additional shares of Newco are issued for valuable consideration after the initial issued shares of Newco are issued nothing herein shall entitle Wolfranium to subscribe for any of such additional shares.




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         3.5 Notwithstanding 3.1.3, at any time on or before the expiration of six (6) years from the date of this Agreement, LRS shall be entitled to pay to Wolfranium an amount equal to Two Million Six Hundred Thousand Dollars ($2,600,000.00) less the total of all amounts theretofore paid by LRS to Wolfranium pursuant to this Agreement, and thereupon LRS shall forever be relieved of the obligation to pay to Wolfranium the Net Smelter Royalty.

         3.6 Notwithstanding 3.1.3, at any time after the expiration of six (6) years from the date of this Agreement, LRS shall be entitled to pay to Wolfranium an amount equal to Four Million Dollars ($4,000,000.00) less the total of all amounts theretofore paid by LRS to Wolfranium pursuant to this Agreement, and thereupon LRS shall forever be relieved of the obligation to pay to Wolfranium the Net Smelter Royalty.

                           ARTICLE 4 - DEFAULT OF LRS

         4.1 Notwithstanding anything contained herein and notwithstanding any provision of law to the contrary, Wolfranium covenants and agrees that in the event LRS defaults under any of its obligations pursuant to this Agreement, and fails to correct such default within fifteen (15) Business Days (or such longer period as may be appropriate in the circumstances) after receipt of written notice from Wolfranium specifying the particulars of such default, then LRS shall transfer and convey to Wolfranium all of LRS's right, title and interest in and to the Subject Mining Claims and in and to all Valuable Minerals therein by way of Quit Claim Deed in the form annexed as Schedule "A" hereto.

         4.2 It is the intention of the parties hereto that in the event of a default by LRS that is not rectified within the time specified in 4.1, the only remedy available to Wolfranium shall be to compel the transfer and conveyance to Wolfranium all of LRS's right, title and interest in and to the Mining Claims referred to in 2.3 and in and to all Valuable Minerals therein. For greater certainty, the parties declare their intention that in the event of such default Wolfranium shall be entitled to retain all money theretofore paid by LRS to Wolfranium pursuant to this Agreement as at the date of default and to retain all shares actually issued to Wolfranium pursuant to this Agreement as at the date of default, but notwithstanding anything in this Agreement or at law, Wolfranium shall not be entitled to receive any payments contemplated by this Agreement which have not then actually been made by LRS to Wolfranium, nor any shares contemplated by LRS which have not then been issued to Wolfranium and Wolfranium shall have no claim of any nature or kind whatsoever as against LRS.

             ARTICLE 5- REPRESENTATIONS AND WARRANTIES OF WOLFRANIUM

         Wolfranium hereby represents and warrants to LRS as follows and acknowledges that LRS is relying upon such representations and warranties in entering into this Agreement:

         5.1 Wolfranium is a corporation duly incorporated and organized and is validly existing under the laws of the State of Colorado. Wolfranium has the requisite corporate and legal power and authority to satisfy all of its obligations pursuant to this Agreement and is in good standing in each jurisdiction in which it claims on business.

         5.2 Wolfranium has not entered into any agreement with anyone other than LRS for the locating, stalking out and recording of the Subject Mining Claims.

         5 3 There is not now outstanding against Wolfranium any judgment execution order injunction decree or rule of any court, administrative agency, governmental authority or arbitrator which affects the ability of Wolfranium to carry out its obligations under this Agreement.

         5.4 The execution and delivery of this Agreement by Wolfranium, the consummation of the transactions contemplated hereby and the fulfilment by Wolfranium of the terms, conditions and provisions hereof will not:

         1. contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of Wolfranium under:

             (a)      the laws to which Wolfranium is subject;
             (b) any judgment, order, writ, injunction or decree of any court or of any government official, agency or instrumentality which is presently applicable to Wolfranium;
             (c) the articles, bylaws or any resolutions of Wolfranium or any amendments thereto or restatements thereof; or
             (d) the provisions of any agreement, arrangement or understanding to which Wolfranium is a party or by which it is bound.

         5.5 Wolfranium has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and no approvals or consents of any other persons are necessary in connection with the transactions contemplated by this Agreement.

         5.6. This Agreement has been duly authorized, executed and delivered by Wolfranium and constitutes a valid and binding obligation of Wolfranium, enforceable against it in accordance with its terms.

                            ARTICLE 6- MISCELLANEOUS

         6.1 All notices required or permitted by this Agreement shall be in writing and delivered by hand or facsimile to:

                  1.       LRS:
                           Address:      LRS Capital Inc
                                         121 Richmond Street West
                                         Seventh Floor
                                         Toronto, Ontario
                                         Canada M5H 2K1
                                         Facsimile:  (416)777-1911

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                  With a copy to:        Birenbaum, Steinber& Landau, Savin &
                                         Colraine

                           Address:      33 Bloor Street East
                                         Suite 1000
                                         Toronto, Ontario, Canada
                                         M4W3H1
                                         Facsimile:  (416) 961-2531

                  2.       Wolfranium

                           Address: Wolfranium Resource Corporation Exploration Office
                                         P.O. Box 2654
                                         Durango, Colorado 81302
                                         Facsimile:  (970) 259-6425

or at such other address or fax number o ch the addressee may from time to time have notified the addressor. A notice shall be deemed to have been sent and received on the day it is delivered by hand or on the day on which it is sent by facsimile transmission. if day is not a Business Day or if the notice is received after ordinary office hours (time of place of receipt), the notice shall be deemed to have been sent and received on the next Business Day.

         6.2 Time is of the essence of every provision of this Agreement. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to effect this provision and there shall be no implied waiver of this provision.

         6.3 The parties shall do or cause to be done all such further acts and things as may be necessary or desirable to give full effect to this Agreement.

         6.4 This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

         6.5 This Agreement may be amended only by written agreement of the parties.

         6.6 No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party's right to insist upon performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

         6.7 This Agreement and the schedules attached to this Agreement constitute the entire agreement among the parties pertaining to all matters herein and supersedes all prior negotiations, agreements, letters of intent. understandings, covenants, representations, warranties and conditions with respect thereto.



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         6.8 This Agreement may be executed in one or more counterparts which, together, shall constitute one and the same Agreement. This Agreement shall not be binding upon any party until it has been executed by each of the parties and delivered to all other parties.

         6.9.1 Except as specified in 6.8.2, neither this Agreement nor any rights or obligations hereunder may be assigned, directly or indirectly, by Wolfranium without the prior written consent of LRS, which consent may be arbitrarily withheld. Any assignment without such consent shall be null and void.

         6.9.2 Notwithstanding 6.8.1, provided that the obligations in Article 2 have been completed by Wolfranium, and provided that Wolfranium is not in default pursuant to this Agreement. Wolfranium shall have the right to assign the right to receive any payment or shares contemplated by this Agreement, but no such assignment shall relieve Wolfranium of any obligation hereunder, and any such assignment shall be subject to the equities between the parties hereto, including without limitation LRS's right to set off.

         6.10 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, executors, administrators, personal representatives and permitted assigns.

         6.11 This Agreement may be executed and delivered by facsimile transmission followed by delivery of a duly executed original copy here to which facsimile transmission shall be valid and binding on the parties hereto, pending receipt by all parties of an original copy of this Agreement duly executed.

         6.12 If any article, section or any portion of any section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the unenforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid article, section or portion thereof shall be severed from the remainder of this Agreement.

         6.13 Each of the parties expressly disclaims any intention to create a partnership between the parties or to constitute the other party as its agent (except as expressly provided herein) whether as to the profits arising from development of the Subject Mining Claims, as to title in the Subject Mining Claims, or with respect to any other matter relating to the Subject Mining Claims. Each party covenants with the other that it will not, at any time, allege or claim that a partnership or agency was created between them pursuant to the provisions of this Agreement or otherwise.

         6.14 Subject to the other terms and conditions of this Agreement, LRS agrees to carry out and record or cause to be carried out and recorded all assessment work, or pay fees in lieu of said assessment work if allowed by governmental authorities in order to maintain the Subject Mining Claims in good standing at all times. As between LRS and Wolfranium, LRS shall be solely responsible for any taxes, assessments, or fees levied by any governmental authority with respect to the Subject Mining Claims or LRS's operations thereon. LRS shall carry out reclamation work required by federal or state governmental authorities resulting from LRS's activities on the Subject Mining Claims, provided that IRS shall bear no responsibility for reclamation of any disturbances or activities created by anyone other than LRS or its agents.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Signed, Sealed and Delivered in the presence of

                                      LRS Capital Inc.

                                      By:/s/ Robert Landau
                                         -----------------------------
                                          Robert Landau, President

                                      Wolfranium Resource Corporation

                                      By:/s/ William M. Sheriff
                                         -----------------------------
                                         William M. Sheriff, President